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                                                                      EXHIBIT 15


Texas Utilities Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of Texas Utilities Company (the "Company"), except TXU Eastern Holdings Limited, for the periods ended March 31, 1999 and 1998, as indicated in our report dated May 13, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
May 28, 1999